UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement
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PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Wednesday, May 7, 2008, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of nine directors, each to serve until the next Annual Meeting of Shareholders, and until their respective successors are duly elected and qualified; and

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2007 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April 7, 2008

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 7, 2008

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on May 7, 2008 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy are first being mailed on or about April 7, 2008. Our principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 12, 2008 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 41,634,637 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee, or “Broker Shares,” that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

Directors are elected by a plurality of the votes cast by holders of our common stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast in the election of directors. Cumulative voting rights do not exist with respect to the election of directors.

Voting of Proxy

All shareholders, regardless of whether they expect to attend the Annual Meeting in person, are requested to vote. Shareholders can vote by proxy via the Internet. Instructions for using this service are provided on the proxy card. Shareholders can also vote by marking their votes on the proxy card and dating, signing and promptly returning the proxy card in the accompanying envelope.

Below are instructions for the voting of shares, as well as information on shareholders’ rights as they relate to voting. Some of the instructions differ depending on how the common stock is held by the shareholder.

Shares held in “street name.”    Shareholders holding their shares in “street name” should vote their shares in the method directed by their broker or other nominee.

Shareholders attending the meeting and voting in person.    Voting instructions for shareholders planning to attend the Annual Meeting and vote in person are dependent upon the manner in which the shares are held by such shareholders:

1.	If the shares are registered in a shareholder’s name, the shareholder should check the appropriate box on the enclosed proxy card and bring evidence of stock ownership to the Annual Meeting. The proxy card and the evidence of the shareholder’s stock ownership will serve as the shareholder’s authorization to vote in person at the Annual Meeting.

2.	If the shares are registered in the name of a shareholder’s broker or other nominee, the shareholder should ask his or her broker to provide the shareholder with a broker’s proxy card in the shareholder’s name (which will allow the shareholder to vote his or her shares in person at the Annual Meeting). The shareholder must also provide evidence of the shareholder’s ownership as provided to the shareholder by the broker.

Our two officers designated as proxies to vote shares at the Annual Meeting will vote in accordance with the instructions on the returned proxy card or as indicated on the Internet. If no specific voting instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted FOR the election of each of the nominees to the Board. We do not expect any matters other than this to be presented for action at the Annual Meeting.

Revocability of Proxy

If a shareholder’s shares are registered in such shareholder’s name, the shareholder may revoke his or her proxy at any time before it is exercised by following the appropriate instruction on the proxy card if the shareholder voted via the Internet. If the shareholder voted by returning a completed proxy card, he or she may revoke his or her proxy at any time before it is exercised by (i) filing with our Corporate Secretary a written revocation before the proxy is voted, (ii) submitting to us before the taking of the vote a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not, in and of itself, constitute the revocation of a proxy.

If a shareholder’s shares are held in “street name,” such shareholder must contact his or her broker to revoke the proxy.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice shall be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other method of communication and will not be additionally compensated therefor.

PROPOSAL FOR

ELECTION OF DIRECTORS

Nine directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

The Board of Directors Recommends Shareholders

Vote FOR the Election of the Nine Nominees

Information Regarding Nominees for Election as Directors

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Edward B. Cloues, II, age 60

Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., provider of material handling equipment and systems (January 1998 to present); Partner of Morgan, Lewis & Bockius LLP, law firm (October 1979 to January 1998); Non-executive Chairman of the Board of AMREP Corporation and a Director of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.

2001 (2)(3)
A. James Dearlove, age 60 President and Chief Executive Officer of the Company (May 1996 to present); Chairman of the Board, President and Chief Executive Officer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P. (September 2006 to present); Chairman of the Board and Chief Executive Officer of Penn Virginia Resource GP, LLC (July 2001 to present); President and Chief Operating Officer of the Company (1994 to May 1996); Senior Vice President of the Company (1992 to 1994); Vice President of the Company (1986 to 1992).	1996

Robert Garrett, age 71

Non-executive Chairman of the Board of Directors of the Company (March 2000 to present); President of Robert Garrett & Sons, Inc., private investing and financial advisory company (1986 to 2007); Founder, Managing Director (2005 to 2007) and President (1990 to 2005) of AdMedia Partners, Inc., investment banking firm serving media, advertising and marketing services businesses); Director of PVG GP, LLC.

1997 (1)(2)

Keith D. Horton, age 54

Executive Vice President of the Company (December 2000 to present); Co-President and Chief Operating Officer—Coal of Penn Virginia Resource GP, LLC (June 2006 to present); President and Chief Operating Officer of Penn Virginia Resource GP, LLC (July 2001 to June 2006); President of Penn Virginia Operating Co., LLC (September 2001 to present); Vice President—Eastern Operations of the Company (February 1999 to December 2000); Vice President of the Company (February 1996 to February 1999); President of Penn Virginia Coal Company (February 1996 to October 2001); Vice President of Penn Virginia Coal Company (March 1994 to February 1996); Vice President (January 1990 to December 1998) and Manager, Coal Operations (July 1982 to December 1989) of Penn Virginia Resources Corporation.

2000

Steven W. Krablin, age 57

Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry (April 2008 to present); private investor (2005 to 2008); Senior Vice President and Chief Financial Officer of National Oilwell, Inc., provider of drilling equipment and other goods and services to the oil and gas industry (1996 to 2005); Vice President and Chief Financial Officer, Enterra Corporation, provider of rental and fishing tools to the oil and gas industry (1986 to 1996); Director of Chart Industries, Inc.; Director of Hornbeck Offshore Services, Inc.

2004 (1)(3)

Marsha R. Perelman, age 57

Founder and Chief Executive Officer of Woodforde Management, Inc., holding company (1993 to present); co-founder and President of Clearfield Ohio Holdings, Inc., gas gathering and distribution (1983 to 1990); co-founder and Vice President of Clearfield Energy, Inc., crude oil gathering and distribution (1983 to 1990); Director of Penn Virginia Resource GP, LLC.

1998 (1)(3)

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

William H. Shea, Jr., age 54

Chairman (May 2004 to July 2007), President and Chief Executive Officer (September 2000 to July 2007) and President and Chief Operating Officer (July 1998 to September 2000) of Buckeye GP LLC, general partner of a refined petroleum products pipeline company; Chairman (August 2006 to July 2007), President and Chief Executive Officer of general partner of Buckeye GP Holdings, L.P. (May 2004 to July 2007); Director of Kayne Anderson Energy Total Return Fund, Inc.; Director of Kayne Anderson MLP Investment Company.

2007 (2)

Philippe van Marcke de Lummen, age 64

President (2007 to present) and Secretary (1995 to present) of Universitas, Ltd.; advisor to Cheniere Energy, Inc. (2005 to present); private consultant (2004 to present); Chairman, Tractebel LNG Trading S.A., global energy and services business (2002 to 2004); Chief Executive Officer, Tractebel LNG Ltd. (London) (2001 to 2002); Executive Vice President, President of Strategy Committee and Head of Mergers and Acquisitions, Tractebel North America, Inc. (1999 to 2001); Founder and Chief Executive Officer, Tractebel Energy Marketing, Inc. (1996 to 1999); President of American Tractebel Corporation (1990 to 1996); Director of Universitas, Ltd.; Director of EXMAR N.V.

2006 (1)

Gary K. Wright, age 63

Consultant (2004 to present); President of LNB Energy Advisors (2003 to 2004), provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers; independent consultant to energy industry (2001 to 2003); North American Credit Deputy (1998 to 2001) and Managing Director and Senior Client Manager in the Southwest (1992 to 1998) for the Global Oil and Gas Group of Chase Manhattan Bank; Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992); Manager of Corporate Banking (1987 to 1990) and Manager of the Energy Group (1982 to 1987) of Texas Commerce Bank.

2003 (2)(3)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A current copy of our Corporate Governance Principles is available at the “Governance” section of our website, http://www.pennvirginia.com, or in print upon request to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 16 meetings in 2007. During 2007, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served, except for Mr. van Marcke who attended 70% of such meetings. Our informal policy is for all directors to attend shareholder meetings. All directors serving on the Board on May 8, 2007 attended our Annual Meeting of Shareholders held on that date.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Cloues, Garrett, Krablin, Shea, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by New York Stock Exchange Listing Standards and Securities and Exchange Commission rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any relationship with us other than as a director of us or our affiliates, PVG GP, LLC, or the “PVG General Partner,” and Penn Virginia Resource GP, LLC, or the “PVR General Partner.” The PVG General Partner is the general partner of Penn Virginia GP Holdings, L.P., or “PVG,” and the PVR General Partner is the general partner of Penn Virginia Resource Partners, L.P., or “PVR.” See “Transactions with Related Persons.” All references in this Proxy Statement to the “NYSE” refer to the New York Stock Exchange, and all references to the “SEC” refer to the Securities and Exchange Commission.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet during regularly scheduled executive sessions without management as well as during meetings which are scheduled on an as needed basis. Robert Garrett, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Garrett in writing c/o Corporate Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers and employees, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available at the “Governance” section of our website, http://www.pennvirginia.com, or in print upon request to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, without charge. We intend to satisfy the disclosure requirement for any future amendments to, or waivers from, our Code of Business Conduct and Ethics by posting such information on our website.

Policies Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that all transactions with related persons are approved by disinterested directors. For example, with respect to any proposed transaction between us or any of our subsidiaries and PVG or PVR or any of their subsidiaries, any director of ours who serves as a director or executive officer of the PVG General Partner or the PVR General Partner would not vote on such proposed transaction. Our General Counsel advises the Board as to which transactions involve related persons and which directors are prohibited from voting on a particular transaction. All of the related transactions described below in “Transactions with Related Persons” which were entered into since January 1, 2007 were approved in accordance with the foregoing policies.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Current copies of the committees’ charters are available at the “Governance” section of our website, http://www.pennvirginia.com, or in print upon request to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Nominating and Governance Committee.    Messrs. Garrett, Krablin and van Marcke and Ms. Perelman are the members of the Nominating and Governance Committee, and each such member is an Independent Director. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, the board of directors of the PVG General Partner and the board of directors of the PVR General Partner, (ii) recommends to the Board candidates to fill vacancies on the Board and the board of directors of the PVG General Partner, as such vacancies occur, (iii) recommends to the board of directors of the PVG General Partner candidates to fill vacancies on the board of directors of the PVR General Partner, as such vacancies occur, and (iv) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on such individuals’ professional, business and industry experience, ability to contribute to some aspect of our, PVG’s or PVR’s businesses and willingness to commit the time and effort required of a director of us, PVG or PVR. Director nominees must also possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met two times in 2007.

Compensation and Benefits Committee.    Messrs. Cloues, Garrett, Shea and Wright are the members of the Compensation and Benefits Committee, and each such member is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. In 2007, 2006 and 2005, three of our executive officers, including our CEO, devoted a substantial amount of their professional time to PVR and two of our executive officers devoted substantially all of their professional time to PVR, so the Compensation and Benefits Committee worked with the PVR General Partner’s Compensation and Benefits Committee, or the “PVR Committee,” during those years to determine compensation for these executive officers. In 2007, three of our executive officers, including our CEO, also devoted some portion of their professional time to PVG, which completed its initial public offering in December 2006. Consequently, the Committee began in 2007 to work also with the PVG General Partner’s Compensation and Benefits Committee, or the “PVG Committee,” to determine compensation for these executive officers. See “Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Committee Process” for a discussion of how the Committee works with the PVR Committee and PVG Committee in determining compensation for our executive officers.

The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met eight times in 2007.

Audit Committee.    Messrs. Cloues, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each such member is an Independent Director. Mr. Krablin is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accountants, and oversees the work, internal quality-control procedures and independence of the independent registered public accountants. The Committee discusses with management and the independent registered public accountants our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, establishes the compensation of our internal audit manager. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 10 times in 2007.

Compensation of Directors

The following table sets forth the aggregate compensation paid by us, the PVR General Partner and the PVG General Partner to our non-employee directors during 2007:

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		All Other Compensation ($)		Total ($) (2)
Edward B. Cloues, II	104,716	180,000	(3)	3,700	(4)	288,416
Robert Garrett	121,090	180,000	(5)	4,000	(4)	305,090
Steven W. Krablin	58,150	90,000	(6)	—		148,150
Marsha R. Perelman	0	269,500	(7)	4,000	(4)	273,500
William H. Shea, Jr.	20,845	39,620	(8)	—		60,465
Philippe van Marcke de Lummen	32,150	90,000	(9)	—		122,150
Gary K. Wright	69,150	90,000	(10)	3,775	(4)	162,925

(1)	Represents the amounts of expense recognized by us in 2007 for financial statement reporting purposes with respect to the shares of common stock, deferred common stock units, PVR common units, deferred PVR common units and deferred PVG common units previously granted to our non-employee directors. These amounts were computed in accordance with Statement of Financial Accounting Standards No.123(R), or “FAS 123R,” and are based on the NYSE closing price of our common stock, PVR’s common units and PVG’s common units on the dates of grant. See Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Mr. Cloues and Ms. Perelman also serve as directors of the PVR General Partner. The amounts shown in this table for Mr. Cloues and Ms. Perelman include the aggregate compensation they received from us and the PVR General Partner. Mr. Garrett also serves as a director of the PVG General Partner. The amounts shown in this table for Mr. Garrett include the aggregate compensation he received from us and the PVG General Partner.
(3)	As of December 31, 2007, Mr. Cloues had 42,400 stock options, 8,783 deferred common stock units and 11,304 deferred PVR common units outstanding.
(4)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors and officers to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $4,000 per director or officer. The program is available to officers for so long as they are officers of ours and to directors for their lifetimes. We may suspend, change, revoke or terminate the program at any time.
(5)	As of December 31, 2007, Mr. Garrett had 1,600 stock options, 8,783 deferred common stock units and 3,349 deferred PVG common units outstanding.
(6)	As of December 31, 2007, Mr. Krablin had 8,783 deferred common stock units outstanding.
(7)	As of December 31, 2007, Ms. Perelman had 800 stock options, 8,823 deferred common stock units and 9,943 deferred PVR common units outstanding and 430 shares held in her directors’ deferred compensation account.
(8)	As of December 31, 2007, Mr. Shea had 928 deferred common stock units outstanding.
(9)	As of December 31, 2007, Mr. van Marcke had 4,883 deferred common stock units outstanding.
(10)	As of December 31, 2007, Mr. Wright had 10,800 stock options and 8,783 deferred common stock units outstanding and 1,776 shares held in his directors’ deferred compensation account.

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. The Chairman of the Audit Committee receives an annual cash retainer of $15,000, and each Audit Committee member receives an annual cash retainer of $10,000. The Chairmen of all other committees receive annual cash retainers of $2,500. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board and committee meeting he or she attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. The Chairman of the Board receives monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units. He does not receive meeting fees from us. Directors, including the Chairman of the Board, may elect to receive any cash payments in our common stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of common stock they are entitled to receive under our Non-Employee Directors Deferred Compensation Plan.

The PVG General Partner and the PVR General Partner compensate their directors similar to the manner in which we compensate our directors. For a detailed discussion of the PVG General Partner’s 2007 director compensation, see PVG’s Annual Report on Form 10-K for the year ended December 31, 2007. For a detailed discussion of the PVR General Partner’s 2007 director compensation, see PVR’s Annual Report on Form 10-K for the year ended December 31, 2007.

We do not have stock ownership requirements for our directors.

Non-Employee Directors Deferred Compensation Plan

We have adopted the Penn Virginia Corporation Non-Employee Directors Deferred Compensation Plan. This plan permits our non-employee directors to defer the receipt of any or all cash and shares of our common stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 12, 2008, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,460,340	(4)	8.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,981,940		7.2%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,770,220		6.7%

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	2,142,854		5.1%

Barclays Global Investors, N.A. 45 Freemont Street San Francisco, CA 94105	2,080,951		5.0%

Directors:
Edward B. Cloues, II	61,207	(5)	—
A. James Dearlove	202,570	(6)	—
Robert Garrett	26,447	(7)	—
Keith D. Horton	43,653	(8)	—
Steven W. Krablin	11,307	(9)	—
Marsha R. Perelman	112,791	(10)	—
William H. Shea, Jr.	6,452	(11)	—
Philippe van Marcke de Lummen	5,407	(12)	—
Gary K. Wright	21,883	(13)	—

Executive Officers:
Frank A. Pici	84,171	(14)	—
Nancy M. Snyder	81,610	(15)	—
H. Baird Whitehead	146,176	(16)	—
All directors and executive officers as a group (13 persons)	807,906	(17)	1.9%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 11, 2008.
(2)	Based on 41,634,637 shares of our common stock issued and outstanding on March 12, 2008. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.

(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.
(5)	Includes options to purchase 42,400 shares; and 9,307 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(6)	Includes options to purchase 41,746 shares; 19,164 shares of restricted stock; and 84,616 shares held in Mr. Dearlove’s deferred compensation account.
(7)	Includes options to purchase 1,600 shares; 14,815 shares held in Mr. Garrett’s IRA account; and 9,307 deferred common stock units.
(8)	Reflects 43,653 shares held in Mr. Horton’s deferred compensation account.
(9)	Includes 9,307 deferred common stock units.
(10)	Includes options to purchase 800 shares; 430 shares held in Ms. Perelman’s directors’ deferred compensation account; and 9,347 deferred common stock units.
(11)	Includes 1,452 deferred common stock units.
(12)	Reflects 5,407 deferred common stock units.
(13)	Reflects options to purchase 10,800 shares; 1,776 shares held in Mr. Wright’s directors’ deferred compensation account; and 9,307 deferred common stock units.
(14)	Includes options to purchase 65,646 shares; 9,259 shares of restricted stock; and 3,990 shares held in Mr. Pici’s deferred compensation account.
(15)	Includes options to purchase 43,290 shares; 6,340 shares of restricted stock; 230 shares held by Ms. Snyder as custodian for a minor child; and 29,950 shares held in Ms. Snyder’s deferred compensation account.
(16)	Includes options to purchase 94,430 shares; 19,637 shares of restricted stock; and 11,195 shares held in Mr. Whitehead’s deferred compensation account.
(17)	Includes options to purchase 300,712 shares; 54,400 shares of restricted stock; 2,206 shares held in directors’ deferred compensation accounts; 53,434 deferred common stock units; 14,815 shares held in Mr. Garrett’s IRA account; 230 shares held by Ms. Snyder as custodian for a minor child; and 177,636 shares held in the deferred compensation accounts of executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than ten percent of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2007.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
A. James Dearlove (see page 3)	1977

Frank A. Pici, age 52

Mr. Pici has served as our Executive Vice President and Chief Financial Officer since September 2001. Mr. Pici has also served as Vice President and Chief Financial Officer and as a director of PVG GP, LLC since September 2006 and as Vice President and Chief Financial Officer and as a director of Penn Virginia Resource GP, LLC since September 2001 and October 2002. From 1996 to 2001, Mr. Pici served as Vice President—Finance and Chief Financial Officer of Mariner Energy, Inc. a Houston, Texas-based oil and gas exploration and production company, where he managed all financial aspects, including accounting, tax, finance, banking, investor relations, planning and budgeting and information technology. From 1994 to 1996, Mr. Pici served as Corporate Controller of Cabot Oil & Gas Corporation or “Cabot,” an oil and gas exploration and production company.

2001
Keith D. Horton (see page 4)	1981

Ronald K. Page, age 57

Mr. Page has served as our Vice President since May 2005 and as our Vice President, Corporate Development from July 2003 to May 2005. Mr. Page has also served as Co-President and Chief Operating Officer—Midstream of Penn Virginia Resource GP, LLC since May 2006 and as Vice President, Corporate Development of Penn Virginia Resource GP, LLC from July 2003 to May 2006. Mr. Page has also served as President of PVR Midstream LLC since January 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing from 2001 to 2003, Vice President of Business Development from 2000 to 2001 and Director of Business Development from 1999 to 2000.

2003
Nancy M. Snyder, age 55	1997
Ms. Snyder has served as our Executive Vice President since May 2006, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since 1997. Ms. Snyder has also served as Vice President and General Counsel and as a director of PVG GP, LLC since September 2006 and as Vice President and General Counsel and as a director of Penn Virginia Resource GP, LLC since July 2001.
H. Baird Whitehead, age 57	2001

Mr. Whitehead has served as our Executive Vice President since January 2001 and as President of Penn Virginia Oil & Gas Corporation since January 2001. Prior to joining the Company,

Mr. Whitehead served in various positions with Cabot. From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.

Compensation Discussion and Analysis

Under the rules established by the SEC, we are required to provide a discussion and analysis of information necessary to an understanding of our compensation policies and decisions regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included in this Proxy Statement. The required disclosure includes the use of specified tables and a report of the Compensation and Benefits Committee. Unless otherwise indicated, all references in this Proxy Statement to the “NEOs” refer to the executive officers named in the Summary Compensation Table, and all references to “our Committee” or the “Committee” refer to our Compensation and Benefits Committee.

Objectives of the Compensation Program

Our compensation program is based on the following objectives:

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

•

Executives should be accountable for our and PVR’s performance as well as their own individual performance, so compensation should be tied to both corporate or partnership financial measures and individual performance measures.

•

Executive compensation should balance and align the short-term and long-term interests of our executives with those of our shareholders, so executive compensation packages should include a mix of cash and equity-based compensation.

Compensation Structure

A. James Dearlove, our President and CEO, Frank A. Pici, our Executive Vice President and CFO, and Nancy M. Snyder, our Executive Vice President, General Counsel and Corporate Secretary, who are referred to in this Proxy Statement as the “Shared Executives,” rendered a portion of their services to PVR and PVG during 2007. PVR is a publicly traded limited partnership engaged in the coal and natural resource management and natural gas midstream businesses whose common units are traded on the NYSE. PVG is a publicly traded limited partnership through which we indirectly hold the general partner interest, all of the incentive distribution rights and an approximately 42% limited partner interest in PVR. For a discussion of our ownership interests in PVR and PVG, see “Transactions with Related Persons.” PVR and PVG are responsible for reimbursing to us that portion of the Shared Executives’ compensation related to the services they perform for PVR and PVG. The specific portions of compensation reimbursed to us by PVR and PVG depend on the portion of professional time devoted by each Shared Executive to PVR and PVG. The Shared Executives are required to document the amount of professional time they spend rendering services to PVR and PVG. See “How Compensation Is Determined—Committee Process” for a discussion of our Committee’s, the PVR Committee’s and the PVG’s Committee’s review of such allocations. One of our NEOs, H. Baird Whitehead, Executive Vice President and the President of our oil and gas subsidiary, renders his services solely to us so we pay all of his compensation. One of our NEOs, Keith D. Horton, Co-President and Chief Operating Officer—Coal of the PVR General Partner, renders his services solely to PVR so PVR pays all of his compensation. The Summary Compensation Table set forth on page 25 shows the total amounts of compensation we paid to our NEOs for services rendered to us, including any amounts reimbursed to us or paid by PVR or PVG.

Elements of Compensation

We pay our NEOs a base salary and give them an opportunity to earn an annual cash bonus and an annual long-term compensation award. In determining these three elements of compensation, our Committee, with the assistance of the PVR Committee and the PVG Committee, takes into account certain peer group information obtained by our Committee, the PVR Committee, each such committee’s independent consultants and management, typically focusing on approximately the 50th percentile of the peer benchmarks described below under “How Compensation is Determined—Peer Benchmarks for the Company” and “How Compensation is Determined—Peer Benchmarks for PVR,” but also applying its independent judgment to these matters and considering such other factors as it deems relevant.

•

Base Salary—We pay each of our NEOs an industry-competitive salary so that we and PVR can attract and retain talented executives. The base salaries also reflect the capabilities, level of experience, tenure, position and responsibilities of our NEOs.

•

Annual Cash Bonus—We give each of our NEOs the opportunity to earn an industry-competitive annual cash bonus. We provide this opportunity to create a strong financial incentive for our NEOs to achieve or exceed a combination of corporate, partnership and individual goals. The performance criteria by which each NEO is measured and other factors affecting the compensation of our NEOs are described below under the headings “Peer Benchmarks for the Company,” “Peer Benchmarks for PVR” and “Company, Partnership and Individual Performance Criteria.” In addition to the performance criteria, our Committee may consider any other factors it deems appropriate when awarding annual cash bonuses to our NEOs.

•

Long-Term Compensation Awards—We give each of our NEOs the opportunity to earn an industry-competitive annual long-term compensation award. We provide this opportunity to create a strong financial incentive for our NEOs to promote the long-term financial and operational success of the Company, PVR and PVG and to encourage a significant equity stake in the Company and PVR. We do not have stock ownership requirements for our NEOs. Long-term compensation awards are expressed in dollar values, and we and PVR pay those awards in the form of stock options, restricted stock or restricted units. The actual numbers of shares of restricted stock and restricted units awarded are based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to all classes of our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The Shared Executives’ long-term compensation awards are split between stock options or restricted stock of us, on the one hand, and restricted units of PVR, on the other hand. For each Shared Executive, the ratio of the split between Company-related long-term compensation and PVR-related long-term compensation is determined based on the amount of time such Shared Executive devotes to each of us and PVG, on the one hand, and PVR, on the other hand. Time devoted to PVG is included with time devoted to us for the purpose of splitting the type of long-term compensation awards because PVG is our majority-owned subsidiary. Executives who render services wholly or predominantly to us and PVG may receive only stock options or restricted stock, and executives who render services wholly or predominately to PVR may receive only PVR restricted units. Executives who receive Company awards are given the opportunity to elect whether to receive those awards in stock options, restricted stock or a combination of both.

•

Stock Options—All stock options ever granted to our NEOs have a ten-year term. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless (i) the option holder’s employment terminates for any reason other than cause, death, disability or retirement as provided in (iv) below, in which event all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such termination or (B) ten years after the grant date, (ii) we terminate the option holder’s employment for cause, in which event such options are forfeited, (iii) the option holder dies or becomes disabled, in which event such options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) ten years after the grant date, (iv) the option holder retires after ten years of employment with us or our affiliate and reaching age 62, in which event such options immediately become exercisable and remain exercisable until ten years after the grant date (or, if the option holder dies during this period, as provided in (ii) above), or (v) there occurs a change in control of us, in which event such options become immediately exercisable and remain exercisable for three years or until the end of their term, whichever is less. All stock options ever granted by our Committee have an exercise price equal to, and are valued based on, the NYSE closing price of our common stock on the grant date. Our Committee grants annual compensation-related stock options during the first quarter of each year upon conclusion of the analysis of executive compensation with respect to the preceding year. The timing of these stock option grants is consistent with the timing of stock option grants to other employees. Our Committee also grants stock options from time to time in connection with the hiring of new Company employees and, while it has not done so, may consider such grants in connection with promotions or at such other times as it may deem appropriate.

•

Restricted Stock—All restricted stock ever granted to our NEOs vests over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless (i) the restricted stockholder’s employment terminates for any reason other than death, disability or retirement as provided in (ii) below, in which event any unvested shares of such restricted stock are forfeited, or (ii) the restricted stockholder dies, becomes disabled, retires after ten years of employment with us or our affiliate and reaching age 62 or there occurs a change in control of us, in which events all restrictions terminate. Restricted stock is valued based on the NYSE closing price of our common stock on the grant date. Our Committee grants annual compensation-related restricted stock awards during the first quarter of each year upon conclusion of the analysis of executive compensation with respect to the preceding year. To date, our Committee has not granted any restricted stock in connection with the hiring of new Company employees or in connection with promotions, but it may consider such grants in the future. Our Committee may also consider grants at such other times as it may deem appropriate.

•

Restricted Units—All restricted units granted to our NEOs since 2005 vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless (i) the restricted unitholder’s employment terminates for any reason other than death or retirement as provided in (ii) below, in which event any unvested restricted units are forfeited unless otherwise determined by the PVR Committee, or (ii) the restricted unitholder dies, retires after ten years of employment with the PVR General Partner or its affiliate and reaching age 62 or there occurs a change in control of PVR or the PVR General Partner, in which events all restrictions lapse. Restricted units are valued based on the NYSE closing price of PVR’s common units on the grant date. The PVR Committee grants annual compensation-based restricted units during the first quarter of each year after our Committee, with the PVR Committee’s and the PVG Committee’s assistance, has concluded its analysis of executive compensation with respect to the preceding year. The PVR Committee also grants restricted units from time to time in connection with the hiring of new PVR-related employees and, while it has not done so, may consider such grants in connection with promotions or at such other times as it may deem appropriate.

How Compensation Is Determined

Committee Process.    Since the Shared Executives, including our CEO, are also executives of and devote a significant amount of their professional time to PVR and are executives of and devote a portion of their professional time to PVG, and one of our NEOs devotes substantially all of his professional time to PVR, our Committee works with the PVR Committee and the PVG Committee to determine executive compensation for these NEOs in the manner described below. Each of our Committee, the PVR Committee and the PVG Committee is comprised entirely of Independent Directors.

With respect to the Shared Executives, including our CEO, our Committee assesses the factors relevant to their compensation and, after discussing such assessment with the PVR Committee and the PVG Committee, sets the salary, annual cash bonus and long-term compensation for each Shared Executive. Since the Shared Executives other than our CEO report directly to, and work on a daily basis with, our CEO, our Committee reviews and discusses with our CEO his evaluation of the performance of each of the other Shared Executives, and gives considerable weight to our CEO’s evaluations, when assessing their performance and determining their compensation. Our Committee bases its evaluation of our CEO, and our CEO bases his evaluation of each of the other Shared Executives, primarily on whether we or PVR met or exceeded certain quantitative corporate or partnership performance criteria and whether each Shared Executive met or exceeded certain specifically tailored job-related individual performance criteria. All corporate, partnership and individual performance criteria, including those by which our CEO’s performance is measured, are recommended by our CEO and set by our Committee during the preceding year. These performance criteria and other factors relevant to the Shared Executives’ compensation are described in detail below under the headings “Peer Benchmarks for the Company,” “Peer Benchmarks for PVR” and “Company, Partnership and Individual Performance Criteria.” Since PVR and PVG reimburse us for a portion of the Shared Executives’ compensation based on the amount of time they devote to PVR and PVG, our Committee, the PVR Committee and the PVG Committee review the amount of the Shared Executives’ time allocable to PVR and PVG each year and determine whether such time allocations are reasonable in light of the business conducted by PVR and PVG during such year.

With respect to Mr. Whitehead, who manages our oil and gas exploration and production business and devotes substantially all of his business time to us, our Committee assesses the factors relevant to, and determines, his compensation. Since Mr. Whitehead reports directly to, and works on a daily basis with, our CEO, our Committee reviews and discusses with our CEO his evaluation of the performance of Mr. Whitehead, and gives considerable weight to our CEO’s evaluation, when assessing Mr. Whitehead’s performance and determining his compensation. Our CEO bases his evaluation of Mr. Whitehead primarily on whether we met or exceeded certain quantitative corporate performance criteria and whether Mr. Whitehead met or exceeded certain specifically tailored job-related individual performance criteria. All such criteria are recommended by our CEO and set by our Committee during the preceding year. These performance criteria and other factors relevant to Mr. Whitehead’s compensation are described in detail below under the headings “Peer Benchmarks for the Company” and “Company, Partnership and Individual Performance Criteria.”

With respect to Mr. Horton, who manages PVR’s coal and natural resource management-related operations and devotes substantially all of his business time to PVR, the PVR Committee has the primary responsibility to assess all factors relevant to his compensation. Based on that assessment and after discussing such assessment with the PVG Committee, the PVR Committee recommends to our Committee salary, annual cash bonus and long-term compensation awards for Mr. Horton. Since Mr. Horton reports directly to, and works on a daily basis with, our CEO, the PVR Committee reviews and discusses with our CEO his evaluation of the performance of Mr. Horton prior to making its recommendation regarding his compensation, and the PVR Committee gives our CEO’s evaluations considerable weight in assessing the amount of compensation to recommend to our Committee for Mr. Horton. Our CEO bases his evaluation of Mr. Horton primarily on whether PVR met or exceeded certain quantitative partnership performance criteria and whether Mr. Horton met or exceeded certain specifically tailored job-related individual performance criteria. All such performance criteria are recommended by our CEO and the PVR Committee and set by our Committee during the preceding year. These performance criteria and other factors relevant to Mr. Horton’s compensation are described in detail below under the headings “Peer Benchmarks for PVR” and “Company, Partnership and Individual Performance Criteria.” Our Committee then considers our CEO’s and the PVR Committee’s recommendations as well as other factors it deems relevant and makes the final determination regarding the compensation of Mr. Horton. Our Committee set Mr. Horton’s 2008 base salary and 2007-related bonus and long-term compensation awards in the amounts the PVR Committee recommended.

Peer Benchmarks for the Company.    In December 2007, our Committee engaged Hewitt Associates LLC, or “Hewitt,” as its independent compensation consultant to assist it in a general review of the compensation packages for the Shared Executives and Mr. Whitehead. As part of its analysis, Hewitt discussed with each of our NEOs our and PVR’s businesses and our current compensation practices. Hewitt identified a peer group, referred to herein as the “Hewitt Peer Group,” against which to benchmark the compensation of these NEOs. The Hewitt Peer Group, which is comprised of 18 oil and gas companies included in Hewitt’s oil and gas compensation database and similar to us based on revenues, assets, capitalization, scope of operations and total shareholder return, includes Berry Petroleum Company, Cabot Oil & Gas Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., Encore Acquisition Company, Forest Oil Corporation, Goodrich Petroleum Corporation, Petroleum Development Corporation, PetroQuest Energy, Inc., Plains Exploration & Production Company, Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Whiting Petroleum Corporation. Based on the analysis of base salaries, target bonuses and target long-term compensation opportunities of the Hewitt Peer Group, total 2007 compensation opportunities for the Shared Executives and Mr. Whitehead, as a group, were 11% below the 25th percentile, and 43% below the 50th percentile, of the Hewitt Peer Group.

During 2007, we also performed an internal analysis of our peer compensation practices. Ms. Snyder and our Vice President, Human Resources worked with Mr. Whitehead and our investor relations manager to identify a peer group of 17 oil and gas companies, referred to herein as the “Company Peer Group,” which are comparable to us based on revenues, market capitalization and type and geographic location of operations, and some of which were also included in the Hewitt Peer Group. The Company Peer Group includes Berry Petroleum Company, Bill Barrett Corporation, Cabot Oil & Gas Corporation, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., CNX Gas Corporation, Delta Petroleum Corporation, EXCO Resources, Inc., Goodrich Petroleum Corporation, Parallel Petroleum Corporation, Petrohawk Energy Corporation, PetroQuest Energy, Inc., Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company and St. Mary Land & Exploration Company. We studied what the Company Peer Group actually paid to executives during or with respect to 2006, as reflected in 2007 proxy statements and annual reports on Form 10-K, and during 2007, as reflected in current reports on Form 8-K. The overall results of our analysis were generally consistent with the results of Hewitt’s analysis in that our analysis showed that the total compensation of the Shared Executives and Mr. Whitehead, as a group, was well below the 50th percentile of the Company Peer Group. See “How Compensation is Determined—Company, Partnership and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Peer Benchmarks for PVR.    In December 2007, the PVR Committee engaged BDO Seidman LLP, or “BDO Seidman,” as its independent consultant to assist it in a general review of the compensation packages for the executive officers of the PVR General Partner, including Mr. Horton and the Shared Executives. BDO Seidman identified a peer group of 13 publicly traded limited partnerships, referred to herein as the “BDO Peer Group,” against which to benchmark the compensation of these NEOs. The BDO Peer Group includes Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Boardwalk Pipeline Partners, LP, Copano Energy, L.L.C., Crosstex Energy, L.P., Ferrellgas Partners, L.P., Inergy Holdings, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., Natural Resource Partners L.P., NuStar Energy L.P., Regency Energy Partners LP and Sunoco Logistics Partners L.P. Based on the analysis of base salaries, target bonuses and target long-term compensation opportunities of the BDO Peer Group, the total target compensation of each of the PVR General Partner’s executive officers is appropriate in relation to the BDO Peer Group, but PVR’s overall cost of management is significantly lower than that of the BDO Peer Group because PVR reimburses us for only a portion of the Shared Executives’ compensation.

During 2007, we also performed an internal analysis of PVR peer compensation practices principally as related to chief operating officers, such as Mr. Horton, who devote substantially all of their time to such peers. Ms. Snyder and our Vice President, Human Resources worked with Mr. Horton and other PVR personnel to identify a peer group for PVR, comprised of 18 publicly traded limited partnerships, referred to herein as the “PVR Peer Group,” which are comparable to PVR based on market capitalization and type and geographic location of operations. The PVR Peer Group consists of Alliance Resource Partners, L.P., Atlas Pipeline Partners, L.P., Boardwalk Pipeline Partners, LP, Buckeye Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, L.P., DCP Midstream Partners, LP, Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P. Hiland Partners, LP, MarkWest Energy Partners, L.P., Magellan Midstream Partners, L.P., Natural Resource Partners L.P., Nustar Energy L.P., ONEOK Partners, L.P., Regency Energy Partners LP, Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P. We studied what the PVR Peer Group actually paid to executives during or with respect to 2006, as reflected in 2007 annual reports on Form 10-K, and during 2007, as reflected in current reports on Form 8-K. The results of our analysis were generally consistent with the results of BDO Seidman’s analysis in that our analysis showed that the total compensation of the PVR General Partner executives who devote substantially all of their time to PVR falls between the 50th and 75th percentile of the PVR Peer Group, but that PVR’s overall cost of management is significantly lower than that of the PVR Peer Group because PVR reimburses us for only a portion of the Shared Executives’ compensation. See “How Compensation is Determined—Company, Partnership and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Company, Partnership and Individual Performance Criteria.    Our Committee, with the assistance of the PVR Committee and the PVG Committee, targets the amount of salary, cash bonus and long-term compensation awards for each NEO at approximately the 50th percentile of comparable executives of our peers, in the case of the Shared Executives and Mr. Whitehead, or comparable executives of PVR’s peers, in the case of executives who, like Mr. Horton, devote substantially all of their time to PVR. However, given the importance of executive accountability for our and PVR’s performance as well as for individual performance, our Committee, the PVR Committee and the PVG Committee recognize that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company, PVR or individual performance, or be lower than such 50th percentile targets, reflecting Company, PVR or individual underperformance. To measure specific performance, our Committee, with the assistance of the PVR Committee and the PVG Committee, uses certain quantitative Company and PVR performance criteria and certain quantitative and qualitative individual performance criteria which measure achievement and contribution to us or PVR. Our Committee believes that the performance criteria for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our and PVR’s operations and on the price of our common stock or PVR’s or PVG’s common units. The weight given any one criterion and the mix of criteria included in determining amounts of compensation vary among our NEOs depending on their positions and principal areas of responsibility. The relevance and the relative importance of any of these criteria change from time to time, even within the same year, depending on our and PVR’s strategic objectives, operational needs and general business and regulatory environments. For this reason, our Committee may change these performance criteria from year to year, may assign an aggregate weight to several performance criteria applicable to a NEO or may consider adding criteria which were not known at the time the original criteria were established, or deleting criteria which became obsolete or unimportant.

Compensation of A. James Dearlove, President and CEO.    In February 2008, our Committee set Mr. Dearlove’s 2008 base salary at $450,000, representing a 18.4% increase over his 2007 base salary. This increase was based on the results of Hewitt’s and our peer compensation analyses, which showed that Mr. Dearlove’s 2007 salary was not industry-competitive in that it was below the 25th percentile of the Hewitt Peer Group and significantly below the 50th percentile of the Company Peer Group. Our Committee also awarded to Mr. Dearlove a cash bonus of $550,000, or approximately 145% of his 2007 base salary, and a long-term compensation award valued at $2,000,000, or approximately 526% of his base salary. In making 2007-related bonus and long-term compensation awards to Mr. Dearlove in these amounts, our Committee considered our, PVR’s and his performance against the following criteria:

CORPORATE AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Growth in our net asset value per share from December 31, 2006 to December 31, 2007 (1)	Target—11% Stretch—15%	Exceeded stretch by 33%

Growth in PVR distributable cash flow per unit from December 31, 2006 to December 31, 2007 (2)	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

INDIVIDUAL CRITERIA	ASSESSMENT
Continually assess and modify our, PVR’s and PVG’s strategy as needed to accommodate changes in energy and general business environments

Principal architect of our, PVR’s and PVG’s individual and collective strategies as presented to our Board, the PVR General Partner Board and the PVG General Partner Board

Facilitated our strategy to grow through the drillbit by directing planning and budgeting of approximately $428 million for development and exploratory drilling in 2008 and spending of $520 million for development and exploratory drilling in 2007

Promoted our strategy to increase lower-risk drilling inventory by overseeing ten acquisitions, or the “Oil and Gas Acquisitions,” of an aggregate of approximately $130 million of oil and gas assets principally in East Texas Cotton Valley, Mid-Continent and Mississippi Selma Chalk

Promoted both our and PVR’s strategy to utilize our relationship with each other and PVR’s strategy to diversify revenues by facilitating and overseeing tax efficient disposition to PVR of $31 million of non-core oil and gas royalty interests and execution of agreement under which PVR will gather and process our gas through its newly constructed East Texas gas processing plant, or, together, the “PVA/PVR Transactions”

Promoted PVR’s strategy to grow coal reserves and diversify its business by overseeing four acquisitions, or the “PVR Coal Acquisitions,” whereby PVR’s coal and natural resource management division, or “PVR Coal,” acquired approximately 70 million tons of coal reserves, 62,000 acres of prime forestland and the oil and gas royalty interests described above

Promoted PVR’s strategy to expand its natural gas midstream operations by overseeing execution of agreement by PVR’s natural gas midstream division, or “PVR Midstream,” to purchase a pipeline, or the “Midstream Transaction,” expected to expand PVR’s gas gathering and processing footprint, expansion of two of PVR Midstream’s existing processing facilities and construction of new processing plant in East Texas

Oversaw strategic rebalancing of our capital structure through December 2007 $172.5 million common stock/$230 million convertible notes dual tranche public offering, or the “Dual Tranche Offering”

INDIVIDUAL CRITERIA	ASSESSMENT
Recognized advantage of PVG as financial partner to PVR to facilitate significant transactions and helped create several possible structures to accomplish this in future transactions

Increase our market value per barrel of oil and million cubic feet of natural gas	Oversaw aggressive investor relations program, aggressive and successful oil and gas development program and PVG’s December 2006 initial public offering, which we believe defined PVG’s value to us and caused an increase in our stock price unrelated to the market value of PVG

Work with our Board to maintain current succession plan for CEO position	Succession plan and internal candidate assessments reviewed with Board on annual and as-needed basis

Represent us, PVR and PVG to investment community	Eight quarterly public teleconferences and eight investor conferences, including more than 70 “one-on-one” investor meetings, three sales force presentations and four road shows held during 2007

Ensure ethical “tone at the top” regarding compliance by us, PVR and PVG with all applicable laws, rules and regulations	We, PVR and PVG have excellent regulatory and ethical track record

Other considerations

Our stock price rose by approximately 25% in 2007

Our 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Significant complexity of managing three separate publicly traded entities engaged in multiple businesses

(1)	“Net asset value per share,” as we compute it, is equal to (x) the value of our proved oil and natural gas reserves and other assets (principally, the market value of our ownership interest in PVG), minus (y) our debt not related to PVR, divided by (z) the total number of shares of our common stock issued and outstanding.
(2)	“Distributable cash flow per unit,” as we and PVR compute it, is equal to (x) the sum of PVR’s (A) operating income plus (B) depreciation, depletion and amortization, or “DD&A,” expenses minus (y) the sum of PVR’s (A) interest expense plus (B) maintenance capital expenditures, divided by (z) the total number of PVR’s common units issued and outstanding.

In addition to the assessments described above, our Committee considered Hewitt’s market data which showed that Mr. Dearlove’s target total cash compensation, including the portions reimbursed to us by PVR and PVG, was below the 25th percentile, and his target long-term compensation, including the PVR and PVG portions, was well below the 50th percentile, of CEOs in the Hewitt Peer Group. Our internal compensation analysis had similar results showing that neither Mr. Dearlove’s total compensation nor his long-term compensation, including the portions reimbursed to us by PVR and PVG, was industry-competitive. Our Committee believes, and Hewitt’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Dearlove, when combined with his 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of CEOs in the Hewitt Peer Group. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Mr. Dearlove’s 2007 performance.

Compensation of Frank A. Pici, Executive Vice President and CFO.    In February 2008, our Committee set Mr. Pici’s 2008 base salary at $275,000, representing a 4.6% increase over his 2007 base salary. Our Committee also awarded Mr. Pici a cash bonus of $220,000, or approximately 84% of his 2007 base salary, and a long-term compensation award valued at $800,000, or approximately 304% of his 2007 base salary. In making 2007-related bonus and long-term compensation awards to Mr. Pici in these amounts, our Committee considered our, PVR’s and his performance against the following criteria:

CORPORATE AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Growth in our net asset value per share from December 31, 2006 to December 31, 2007	Target—11% Stretch—15%	Exceeded stretch by 33%

Growth in PVR distributable cash flow per unit from December 31, 2006 to December 31, 2007	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

INDIVIDUAL CRITERIA	ASSESSMENT
Contribute to formulating and executing individual and overall strategies for us, PVR and PVG and define financial role, if any, for PVG

Contributed to formulation of individual and overall strategies for us, PVR and PVG

Championed and oversaw strategic and financial analyses related to rebalancing our capital structure through Dual Tranche Offering, including cost-reducing complex call spread structure

Helped create possible structures to accomplish financial role for PVG in significant PVR acquisitions

Oversee financial planning, modeling and evaluation of potential acquisitions by us and PVR and promote efficiency in any transactions between us and PVR

Contributed to or oversaw strategic and economic evaluations of all Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction

Oversaw significant improvement in financial planning models

Promoted efficiency of financial analyses in PVA/PVR Transactions

Monitor and, if necessary, set hedging policy for our oil and gas exploration and production business and PVR’s natural gas midstream business and set policy for SOX compliance

Current hedging policies for our and PVR Midstream’s businesses in place and monitored regularly

SOX compliance policies in place, and we, PVR and PVG have had no SOX-related regulatory compliance problems

Develop succession plan for the position of CFO	Assessment of internal candidates reviewed with CEO annually

Overall responsibility for finance, accounting, tax, audits, investor relations and information technology

Oversaw conversion to new accounting system

Excellent relationship with our and PVR’s bank groups comprised of 21 banks

Expanded and improved investor relations function

Expanded and improved structure and efficiency of financial planning group

INDIVIDUAL CRITERIA	ASSESSMENT
Other considerations

Our stock price rose by approximately 25% in 2007

Our 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Significant complexity of managing finance, tax, accounting, treasury, investor relations and information technology-related aspects of three separate publicly traded entities engaged in multiple businesses

In addition to the assessments described above, our Committee considered Hewitt’s market data which showed that Mr. Pici’s target total cash compensation, including the portions reimbursed to us by PVR and PVG, was not industry-competitive in that it was below the 25th percentile, and his target long-term compensation, including the PVR and PVG portions, was well below the 50th percentile, of the Hewitt Peer Group. Our internal compensation analysis showed that, including the PVR and PVG portions, Mr. Pici’s actual total cash compensation was generally industry-competitive, but his long-term compensation was not competitive. Our Committee believes, and Hewitt’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Pici, when combined with his 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of CFOs in the Hewitt Peer Group. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Mr. Pici’s 2007 performance.

Compensation of Nancy M. Snyder, Executive Vice President, General Counsel and Corporate Secretary.    In February 2008, our Committee set Ms. Snyder’s 2008 base salary at $265,000, representing a 15.2% increase over her 2007 base salary. This increase was based on the results of Hewitt’s and our peer compensation analyses, which showed that Ms. Snyder’s 2007 salary was below the 25th percentile of the Hewitt Peer Group and significantly below the 50th percentile of the Company Peer Group, and also on the fact that Ms. Snyder’s responsibilities were expanded in October 2007 to include managing our human resources department. Our Committee also awarded Ms. Snyder a cash bonus of $215,000, or approximately 93% of her 2007 base salary, and a long-term compensation award valued at $800,000, or approximately 348% of her 2007 base salary. In making 2007-related bonus and long-term compensation awards to Ms. Snyder in these amounts, our Committee considered our, PVR’s and her performance against the following criteria:

CORPORATE AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Growth in our net asset value per share from December 31, 2006 to December 31, 2007	Target—11% Stretch—15%	Exceeded stretch by 33%

Growth in PVR distributable cash flow per unit from December 31, 2006 to December 31, 2007	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

INDIVIDUAL CRITERIA	ASSESSMENT
Negotiate issues related to our and PVR’s acquisitions, dispositions and other transactions

Negotiated or oversaw negotiation of Dual Tranche Offering, all Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction, numerous final acquisition bids, joint operating agreements, master service agreements, gas processing and transportation agreements, leases, easements and other day-to-day transactions

All Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction completed in-house with outside counsel retained only with respect to local title opinions or advice related to specialties such as tax and local environmental matters

INDIVIDUAL CRITERIA	ASSESSMENT
Facilitate efficiency of transactions between us and PVR	PVA/PVR Transactions accomplished and potential conflicts identified and resolved

Advise us and PVR with respect to business and strategic transactional issues	Contributed to formulation of our, PVR’s and PVG’s individual and collective strategy in general and with respect to all transactions described above

Advise and assist other officers of us and PVR and PVG General Partners regarding day-to-day legal matters, including those related to banking, insurance and financing	Advised regarding negotiation of call spread structure in Dual Tranche Offering and advised regarding, or completed or oversaw in-house completion of, several credit agreement amendments for us and PVR and renewal of our and PVR’s directors and officers liability and other insurance policies

Oversee regulatory compliance and governance requirements for us, PVR and PVG

We, PVR and PVG have excellent legal compliance track record

Monitored and reacted in timely manner to changes in laws, rules and regulations

Reviewed and suggested amendment, as necessary, of all governance and other documents, including committee charters, codes of conduct, whistleblower policies, trading policies and equity plans for us, PVR and PVG

Oversee outside legal counsel, in-house legal staff and corporate secretary function

Oversaw outside litigation or dispute related work with five positive outcomes in five disputes

Directed outside counsel with respect to Dual Tranche Offering

Oversaw in-house legal staff, which, in addition to transactional work and day-to-day contractual matters, reviewed or prepared our, PVR’s and PVG’s periodic filings and governance documents, including more than 48 Form 8-Ks, 92 sets of board and committee minutes and 175 Form 4s

Other considerations

Our stock price rose by approximately 25% in 2007

Our 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Expanded and improved structure and efficiency of human resource department

Oversaw compensation peer group analyses

Good ability to select and manage personnel

Significant complexity of managing legal, human resource aspects, as well as corporate secretary function, of three separate publicly traded entities engaged in multiple businesses

In addition to the assessments described above, our Committee considered Hewitt’s market data which showed that Ms. Snyder’s target total cash compensation, including the portions reimbursed to us by PVR and PVG, was below the 25th percentile and her target long-term compensation, including the PVR and PVG portions, was well below the 50th percentile of the Hewitt Peer Group. Our internal compensation analysis showed that her actual total cash compensation was generally industry-competitive, but her actual long-term compensation was not competitive. Our Committee believes, and the Company Peer Group data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Ms. Snyder, when combined with her 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of general counsels in the Company Peer Group who have responsibilities comparable to those of Ms. Snyder. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Ms. Snyder’s 2007 performance.

Compensation of H. Baird Whitehead, Executive Vice President and President of Our Oil and Gas Subsidiary.    In February 2008, our Committee set Mr. Whitehead’s 2008 base salary at $325,000, representing a 4.2% increase over his 2007 base salary. Our Committee also awarded Mr. Whitehead a cash bonus of $325,000, or approximately 104% of his 2007 base salary, and a long-term compensation award valued at $975,000, or approximately 313% of his 2007 base salary. In making 2007-related bonus and long-term compensation awards to Mr. Whitehead in these amounts, our Committee considered our and his performance against the following criteria:

CORPORATE CRITERIA	GOAL	PERFORMANCE
Increase in oil and gas production from December 31, 2006 to December 31, 2007	Target—39.4 Bcfe Stretch—41.0 Bcfe	40.6 Bcfe

Increase in proved oil and gas reserves from December 31, 2006 to December 31, 2007	Target—100 Bcfe Stretch—110 Bcfe	Exceeded stretch by 14%

INDIVIDUAL CRITERIA	ASSESSMENT
Test and evaluate potential unconventional growth opportunities	Oversaw lease addition of 65,000 acres in Fayetteville and Woodford Shale, testing and successful start of horizontal drilling in Devonian Shale, evaluation and successful drilling of Long Horn Cotton Valley, evaluation of Mississippi Wilcox and evaluation and successful testing of horizontal drilling in Selma Chalk and Granite Wash

Execute the South Louisiana and South Texas exploration programs as described in our 2007 budget	Results significantly exceeded budget

Evaluate joint venture acquisition and other opportunities with PVR	Facilitated and oversaw completion of PVA/PVR Transactions

Resolve or develop contingency plans to handle third party obstacles to drilling	Contributed to resolution of water disposal issues and oversaw adding acreage to minimize impact of working interest partner cutbacks

Complete at least $200 million of acquisitions preferably in Mid-Continent	Oversaw completion of approximately $130 million of acquisitions primarily in East Texas and Mid-Continent Oversaw numerous leasehold additions in Mid-Continent

Develop a succession plan	Succession plan being developed

Other considerations

Our stock price rose by approximately 25% in 2007

Our 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Built first-rate technical team

Took more active role in investor relations

In addition to the assessments described above, our Committee considered Hewitt’s market data which showed that Mr. Whitehead’s target total cash compensation was slightly below the 25th percentile, and his target long-term compensation was well below the 50th percentile, of the Hewitt Peer Group. Our internal compensation analysis showed that Mr. Whitehead’s actual total cash compensation was competitive, but that his actual long-term compensation was not competitive. Our Committee believes, and Hewitt’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Whitehead, when combined with his 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of chief operating officers in the Hewitt Peer Group. Further, our Committee believes that this compensation appropriately reflects our and Mr. Whitehead’s 2007 performance.

Compensation of Keith D. Horton, Chief Operating Officer—PVR Coal.    In February 2008, the PVR Committee recommended and our Committee set Mr. Horton’s 2008 base salary at $280,000, representing a 3.7% increase over his 2007 base salary. The PVR Committee also recommended and our Committee, with the concurrence of the PVR Committee, awarded Mr. Horton a cash bonus of $185,000, or approximately 69% of his 2007 base salary, and a long-term compensation award valued at $400,000, or approximately 148% of his 2007 base salary. In recommending or making 2007-related bonus and long-term compensation awards to Mr. Horton in these amounts, the PVR Committee and our Committee considered PVR’s and his performance against the following criteria:

PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Increase in PVR’s coal and natural resource management-related EBITDA from December 31, 2006 to December 31, 2007 (1)	Target—$94 million Stretch—$98 million	EBITDA 2% under target, but exceeded budget of $91.2 million by approximately 1%

Increase in PVR’s coal reserves from December 31, 2006 to December 31, 2007	Target—100 million tons Stretch—150 million tons	Coal reserves increased by 70 million tons, but also completed strategically important $93 million acquisition of 62,000 acres of prime forestland and $30 million acquisition of oil and gas royalty interests which diversified PVR’s revenues sources

Increase in revenues from non-coal reserve assets, such as railcar loading facilities, processing plants and other infrastructure and timber from December 31, 2006 to December 31, 2007	Target—$9 million Stretch—$11 million

Non-coal reserve revenues increased by $8 million

Evaluated acquiring or constructing several river terminals and loadout facilities

Worked to expand efforts of Coal Handling Solutions LLC, PVR’s coal handling joint venture with Massey Energy Company

INDIVIDUAL CRITERIA	ASSESSMENT
Develop a succession plan	Assessment of internal candidates reviewed with CEO annually

Other considerations	PVR increased distributions by 10% during 2007 PVR had record distributable cash flow in 2007

(1)	We and PVR define coal and natural resource management-related EBITDA as the sum of coal and natural resource management segment-related (x) operating income plus (y) DD&A expenses.

In addition to the assessments described above, our Committee considered BDO Seidman’s market data which showed that Mr. Horton’s total target cash compensation was industry-competitive and our internal compensation analysis which showed that Mr. Horton’s actual total compensation was industry-competitive. Our Committee and the PVR Committee believe, and BDO Seidman’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Horton, when combined with his 2008 base salary, continue to comprise an industry-competitive compensation package that falls between the 50th and 75th percentiles of chief operating officers in the BDO Peer Group and the PVR Peer Group. Further, our Committee and the PVR Committee believe that this compensation appropriately reflects PVR’s and Mr. Horton’s 2007 performance. These amounts also reflect Mr. Horton’s strong leadership abilities, significant industry experience, tenure at PVR and our desire to retain his services, as well as our Committee’s and the PVR Committee’s desire to facilitate, to the extent reasonable and appropriate, the opportunity for all of our NEOs to earn reasonably comparable compensation notwithstanding that they work in different industries that have different compensation practices.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered employees include each of our NEOs.

Our Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, our Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders. None of our NEO’s compensation exceeded the $1 million deductibility limit for purposes of Section 162(m) in 2007.

Our Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Summary Compensation Table

The following table sets forth the compensation paid by us and PVR, during or with respect to the years ended December 31, 2007 and 2006, to (i) our CEO, our CFO, and two other of our most highly compensated executive officers and (ii) the PVR General Partner’s Co-President and Chief Operating Officer—Coal, who is also among our most highly compensated executive officers, for services rendered to us and our subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
A. James Dearlove	2007	380,000	550,000		389,424	122,019	39,176	1,480,619
President and Chief Executive Officer	2006	367,000	445,040	(4)	333,430	114,659	38,048	1,298,177

Frank A. Pici	2007	263,000	220,000		195,230	117,254	33,943	829,427
Executive Vice President and Chief Financial Officer	2006	253,000	280,040	(4)	148,509	98,449	31,876	811,874

H. Baird Whitehead	2007	312,000	325,000		221,674	119,701	37,266	1,015,641
Executive Vice President	2006	300,000	254,200	(4)	122,919	100,987	37,005	815,111

Keith D. Horton	2007	270,000	185,000		279,457	366	34,228	769,051
Co-President and Chief Operating Officer—Coal of PVR General Partner	2006	260,000	210,140	(4)	261,957	4,758	32,528	769,383

Nancy M. Snyder	2007	230,000	215,000		124,830	132,202	34,228	736,260
Executive Vice President, General Counsel and Corporate Secretary	2006	220,000	255,040	(4)	110,444	109,214	32,528	727,226

(1)	Represents the amounts of expense recognized by us in 2007 and 2006 for financial statement reporting purposes with respect to both shares of restricted stock previously granted by our Committee to our NEOs in consideration for services rendered to us and restricted units previously granted by the PVR Committee to our NEOs in consideration for services rendered to PVR. These amounts were computed in accordance with FAS 123R and were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. See Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Represents the amounts of expense recognized by us in 2007 and 2006 for financial statement reporting purposes with respect to stock options previously granted by our Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FAS 123R and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
(3)	Reflects (i) amounts paid by us and PVR for automobile allowances, executive health exams and life insurance premiums and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. We contributed $13,500 and $13,200 to the 401(k) Plan account of each NEO in 2007 and 2006.
(4)	Represents (a) cash bonuses of $370,000, $205,000, $235,000, $182,000 and $180,000 awarded to Messrs. Dearlove, Pici, Whitehead and Horton and Ms. Snyder and (b) PVG common units worth $75,040, $75,040, $19,200, $28,140 and $75,040 granted to Messrs. Dearlove, Pici, Whitehead and Horton and Ms. Snyder. The PVG common units were granted to Messrs. Dearlove, Pici and Horton and Ms. Snyder on December 13, 2006 and to Mr. Whitehead on December 22, 2006. The values of the PVG common units were based on the NYSE closing price of the PVG common units on the dates of grant.

The cash components of our and PVR’s executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Compensation.” The amounts of salary and bonus reflected in the Summary Compensation Table above include not only amounts paid by us to our NEOs in consideration for services rendered to us, but also amounts paid or reimbursed by PVR and PVG in consideration for services rendered to PVR and PVG by the Shared Executives and Mr. Horton. The specific portions of salary and bonus paid, or reimbursed to us, by PVR and PVG depend on the portion of professional time devoted by each NEO to PVR and PVG. See “Compensation and Discussion Analysis—Compensation Structure” for a description of the manner in which our NEOs are compensated. In 2007, Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 38%, 28% and 33% of his or her professional time to PVR and, accordingly, PVR reimbursed us for 38%, 28% and 33% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007 salary and 2007-related bonus. In 2007, Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 11%, 4% and 6% of his or her professional time to PVG and, accordingly, PVG reimbursed us for 11%, 4% and 6% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007 salary and 2007-related bonus. In 2006, Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 50%, 32% and 43% of his or her professional time to PVR and, accordingly, PVR reimbursed us for 50%, 32% and 43% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2006 salary and 2006-related bonus. Because Mr. Whitehead devoted all of his professional time to us in 2007 and 2006, we paid all of his 2007 and 2006 salaries and 2007-related and 2006-related bonuses. Because Mr. Horton devoted all of his professional time to PVR in 2007 and 2006, PVR paid all of his 2007 and 2006 salaries and 2007-related and 2006-related bonuses. In addition to the 2006-related cash bonus, in 2006, we paid each of our NEOs a stock bonus consisting of PVG common units upon the completion of PVG’s initial public offering in December 2006 in recognition of services rendered in connection with such offering.

The equity components of our and PVR’s executive compensation program consist of the opportunity to earn awards of restricted stock or stock options from us and awards of restricted units from PVR. Like the cash component of executive compensation, that portion of the value of each NEO’s equity-based compensation paid by us, or paid or reimbursed by PVR or PVG, depends on the portion of professional time that each NEO devotes to us, PVR and PVG. The values of the stock awards reflected in the Summary Compensation Table above include not only the values of restricted stock and stock option awards granted by our Committee, but also restricted unit awards granted by the PVR Committee.

Grants of Plan-Based Awards

The following table sets forth (i) the grant date and number of all shares of restricted stock and stock options, and the exercise price of all stock options, granted to our NEOs in 2007 by our Committee with respect to services rendered to us in 2006 and (ii) the grant date and number of all restricted units granted to our NEOs in 2007 by the PVR Committee with respect to services rendered to PVR in 2006:

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
A. James Dearlove	February 27, 2007	4,438	(1)				156,240
	February 27, 2007	11,639	(2)				312,507
	February 27, 2007			16,166	(1)	35.205	156,244

Frank A. Pici	February 27, 2007	3,670	(1)				129,202
	February 27, 2007	4,529	(2)				121,604
	February 27, 2007			13,368	(1)	35.205	129,202

H. Baird Whitehead	February 27, 2007	8,948	(1)				315,014
	February 27, 2007			10,864	(1)	35.205	105,001

Keith D. Horton	February 27, 2007	11,732	(2)				315,004

Nancy M. Snyder	February 27, 2007	5,162	(2)				138,600
	February 27, 2007			19,804	(1)	35.205	191,406

(1)	These awards were granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Fourth Amended and Restated 1999 Employee Stock Incentive Plan.
(2)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan.

The values of our restricted stock and PVR’s restricted units were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. The values of the stock options were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. For a detailed description of the term, vesting schedule, valuation, exercise price and other information regarding the restricted stock and stock option awards shown in the Grants of Plan-Based Awards Table above, see “Compensation Discussion and Analysis—Elements of Compensation—Stock Options” and “Compensation Discussion and Analysis—Elements of Compensation—Restricted Stock.” For a detailed description of the vesting schedule, valuation and other information regarding the restricted unit awards shown in the Grants of Plan-Based Awards Table above, see “Compensation Discussion and Analysis—Elements of Compensation—Restricted Units.” During 2007, we paid quarterly dividends of $0.05625 per share on each share of restricted stock, and PVR paid quarterly distributions ranging from $0.40 to $0.43 on each restricted unit. The dividends and distributions were paid at the same times and in the same amounts as dividends and distributions paid to the other holders of our common stock and PVR’s common units and were taken into consideration when determining the values of the restricted stock and restricted units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options, restricted stock not vested as of December 31, 2007 and restricted units not vested as of December 31, 2007, in each case held by our NEOs on December 31, 2007. The market value of non-vested restricted stock and restricted units is based on the NYSE closing prices of our common stock and PVR’s common units on December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)
A. James Dearlove	48,000	(1)			14.06	2/17/14	9,130	(2)(3)	398,342
	15,868	(4)	7,932	(5)	24.545	3/2/15	21,269	(6)(7)	522,579
	6,278	(8)	12,556	(9)	31.535	2/26/16
			16,166	(10)	35.205	2/26/17

Frank A. Pici	30,000	(11)			7.7825	12/03/11	4,620	(2)(12)	201,571
	34,400	(13)			9.275	3/17/12	10,305	(6)(14)	253,194
	32,000	(15)			9.27	2/25/13
	32,000	(1)			14.06	2/17/14
	9,334	(4)	4,666	(5)	24.545	3/2/15
	7,596	(8)	15,188	(9)	31.535	2/26/16
			13,368	(10)	35.205	2/26/17

H. Baird Whitehead	60,000	(13)			9.275	3/17/12	15,944	(2)(16)	695,637
	6,666	(17)	6,666	(5)	24.545	3/2/15
	8,738	(8)	17,476	(9)	31.535	2/26/16
			10,864	(10)	35.205	2/26/17

Keith D. Horton							22,770	(6)(18)	559,459

Nancy M. Snyder	32,000	(1)			14.06	2/17/14	10,022	(6)(19)	246,241
	16,000	(4)	8,000	(5)	24.545	3/2/15
	6,344	(8)	12,686	(9)	31.535	2/26/16
			19,804	(10)	35.205	2/26/17

(1)	One-third of these options vested on each of February 18, 2005, February 18, 2006 and February 18, 2007.
(2)	These awards were granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Fourth Amended and Restated 1999 Employee Stock Incentive Plan.
(3)	Of these shares of restricted stock, 3,018 vested on February 27, 2008, 1,616 vested on March 3, 2008, 3,018 will vest on February 27, 2009 and 1,478 will vest on February 27, 2010.
(4)	One-half of these options vested on each of March 3, 2006 and March 3, 2007.
(5)	These options vested on March 3, 2008.
(6)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan.
(7)	Of these restricted units, 7,236 vested on February 28, 2008, 2,918 vested on March 3, 2008, 7,236 will vest on February 27, 2009 and 3,879 will vest on February 27, 2010.

(8)	These options vested on February 27, 2007.
(9)	One-half of these options vested or will vest on each of February 27, 2008 and February 27, 2009.
(10)	One-third of these options vested or will vest on each of February 27, 2008, February 27, 2009 and February 27, 20010.
(11)	These options vested on December 4, 2002.
(12)	Of these shares of restricted stock, 1,224 vested on February 27, 2008, 950 vested on March 3, 2008, 1,224 will vest on February 27, 2009 and 1,222 will vest on February 27, 2010.
(13)	These options vested on March 18, 2003.
(14)	Of these restricted units, 3,540 vested on February 28, 2008, 1,716 vested on March 3, 2008, 3,540 will vest on February 27, 2009 and 1,509 will vest on February 27, 2010.
(15)	These options vested on February 26, 2004.
(16)	Of these shares of restricted stock, 5,124 vested on February 27, 2008, 2,716 vested on March 3, 2007, 5,122 will vest on February 27, 2009, 2,982 will vest on February 27, 2010.
(17)	These options vested on March 3, 2007.
(18)	Of these restricted units, 7,947 vested on February 28, 2008, 2,966 vested on March 3, 2008, 7,947 will vest on February 27, 2009 and 3,910 will vest on February 27, 2010.
(19)	Of these restricted units, 3,417 vested on February 28, 2008, 1,470 vested on March 3, 2008, 3,415 will vest on February 27, 2009 and 1,720 will vest on February 27, 2010.

Stock Option Exercises and Vesting of Restricted Stock and Units

The following table sets forth the number of shares of our common stock or PVR’s common units acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of restricted stock or restricted units during 2007:

Option Exercises and Stock Vested in 2007

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
A. James Dearlove	80,000	(1)	2,429,840	3,154	(1)	108,742
				6,276	(2)	167,314

Frank A. Pici	N/A		N/A	950	(1)	32,096
				3,746	(2)	99,897

H. Baird Whitehead	46,000	(1)	1,304,291	4,858	(1)	167,169

Keith D. Horton	23,000	(1)	848,369	7,006	(2)	186,894

Nancy M. Snyder	56,400	(1)	1,713,626	3,168	(2)	84,457

(1)	These awards were granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Fourth Amended and Restated 1999 Employee Stock Incentive Plan.
(2)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,346,417	$25.39	2,375,760
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
A. James Dearlove	218,546	0	76,115	0	665,389
Frank A. Pici	349,967	0	88,642	0	1,683,863
H. Baird Whitehead	285,738	0	129,773	0	1,519,993
Keith D. Horton	1,350	0	927	0	19,296
Nancy M. Snyder	183,058	0	124,512	0	1,087,528

(1)	All of these amounts are included in the amounts of salary and bonus for 2007 reported in the Summary Compensation Table.
(2)	These amounts are not reported in the Summary Compensation Table because they are not above-market or preferential earnings required to be reported in the Summary Compensation Table.
(3)	Except with respect to aggregate contributions by us of $22,923 and $21,745 on behalf of Messrs. Pici and Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $125,000 in 2007 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $27,308 in 2001 and 2002 to the SERP in connection with offers of employment to Messrs. Pici and Whitehead, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $27,308 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

Our Committee, the PVR Committee and we believe that our and PVR’s senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances upon a change of control. Four of our five NEOs are age 54 or older, and our NEOs have served the Company for an average of more than 15 years, with Messrs. Dearlove and Horton and Ms. Snyder having served in various capacities for 30, 25 and 10 years. We also believe that, by providing change of control protection, our NEOs will be able to evaluate every Company or PVR opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, we and the PVR General Partner have entered in change of control severance agreements with the NEOs that entitle them to the benefits described below. We have studied the executive severance arrangements of the Company Peer Group and the PVR Peer Group as described in their 2007 proxy statements and 2006 annual reports on Form 10-K, and found that the terms of our and PVR’s change of control severance agreements are comparable to those of our and PVR’s peers.

Company Executive Change of Control Severance Agreements

On February 28, 2006, we entered into an Executive Change of Control Severance Agreement, referred to as a “Company Severance Agreement,” with each of Messrs. Dearlove, Pici and Whitehead and Ms. Snyder containing the terms and conditions described below. The Company Severance Agreement of each of these NEOs replaced a prior Change of Control Severance Agreement dated May 7, 2002.

Term.    Each Company Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Company Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Company Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) the NEO’s employment is terminated for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a reduction in his or her authority, duties, title, status or responsibility, a reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Company Severance Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Triggering Events, the NEO may elect to receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and all restricted units of PVR then held by the NEO will immediately vest and all restrictions will lapse. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes.    The Company Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accountants determine that any payments to be made or benefits to be provided to the NEO under his or her Company Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases.    Each Company Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Company Severance Agreement also requires that, upon payment of the severance benefits to our NEO, the NEO and Penn Virginia release each other from all claims relating to the NEO’s employment or the termination of such employment.

General Partner Executive Change of Control Severance Agreement

On March 9, 2006, the PVR General Partner entered into an Executive Change of Control Severance Agreement, referred to as the “General Partner Severance Agreement,” with Mr. Horton containing the terms and conditions described below.

Term.    The General Partner Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the PVR General Partner. If such notice is given, the General Partner Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    The General Partner Severance Agreement provides severance benefits to Mr. Horton upon the occurrence of two events, or the “GP Triggering Events.” Specifically, if a change of control of the PVR General Partner occurs and, within two years after the date of such change of control, either (a) Mr. Horton’s employment is terminated for any reason other than for cause or Mr. Horton’s inability to perform his duties for at least 180 days due to mental or physical impairment or (b) Mr. Horton terminates his employment due to a reduction in his authority, duties, title, status or responsibility, a reduction in his base salary, a discontinuation of a material incentive compensation plan in which he participated, the PVR General Partner’s failure to obtain an agreement from its successor to assume his General Partner Severance Agreement or his relocation by more than 100 miles of the PVR General Partner’s office at which he was working at the time of the change of control, then Mr. Horton may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the GP Triggering Events, Mr. Horton may elect to receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by Mr. Horton will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and all restricted units of PVR then held by Mr. Horton will immediately vest and all restrictions will lapse. The PVR General Partner will also provide certain health and dental benefit-related payments to Mr. Horton as well as certain outplacement services. The PVR General Partner will not be entitled to reimbursement from PVR for any of the change of control severance payments or other benefits described in this paragraph.

Excise Taxes.    The General Partner Severance Agreement does not include “gross up” benefits to cover excise taxes. If the PVR General Partner’s independent registered public accountants determine that any payments to be made or benefits to be provided to Mr. Horton under his General Partner Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases.    The General Partner Severance Agreement prohibits Mr. Horton from (a) disclosing, either during or after his term of employment, confidential information regarding the PVR General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from the PVR General Partner or its affiliates. The General Partner Severance Agreement also requires that, upon payment of the severance benefits to Mr. Horton, Mr. Horton and the PVR General Partner release each other from all claims relating to Mr. Horton’s employment or the termination of such employment.

Estimated Payments

The following table sets forth the estimated aggregate payments (i) by us to Messrs. Dearlove, Pici and Whitehead and Ms. Snyder under their respective Change of Control Severance Agreements assuming that there occurred a change of control of us on December 31, 2007 and (ii) by the PVR General Partner to Mr. Horton under his Change of Control Severance Agreement assuming that there occurred a change of control of the PVR General Partner on December 31, 2007:

Name of Executive Officer	Estimate Severance Payment ($)
A. James Dearlove	3,688,191
Keith D. Horton	1,993,233
Frank A. Pici	2,321,881
Nancy M. Snyder	2,026,955
H. Baird Whitehead	2,691,854

Change-in-Location Arrangement

As part of her employment arrangements in 1997, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder would receive an amount equal to her then current annual salary if her employment ceased for any reason as a result of such relocation.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Cloues, Garrett, Shea and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

Edward B. Cloues, II (Chairman)

Robert Garrett

William H. Shea, Jr.

Gary K. Wright

TRANSACTIONS WITH RELATED PERSONS

Relationship with PVG and PVR

PVG is a NYSE-listed limited partnership formed by us to hold the general partner interest, all of the incentive distribution rights and substantially all of our limited partner interests in PVR. PVG completed the initial public offering of its common units in December 2006. As of March 12, 2008, we indirectly held the non-economic general partner interest in PVG, as well as 32,087,424 common units representing, in the aggregate, a 82.1% limited partner interest in PVG.

PVR is a NYSE-listed limited partnership, which manages coal and natural resource properties and related assets and operates a natural gas midstream gathering and processing business. As of March 12, 2008, we indirectly held 88,093 common units representing a 0.2% limited partner interest in PVR, and PVG indirectly held the sole 2% general partner interest in PVR and directly held 19,587,049 common units representing, in the aggregate, a 41.6% limited partner interest in PVR.

Transactions with PVG

In general, PVG pays quarterly cash distributions of all of its available cash to the holders of its common units. PVG’s available cash is its cash on hand at the end of the quarter after the payment of its expenses and the establishment of cash reserves for future capital expenditures and operational needs. We are entitled to distributions on our limited partner interests in PVG. In 2007, we received $29.2 million of distributions from PVG.

Transactions with PVR

Quarterly Cash Distributions by PVR.    The PVR General Partner, which is a wholly owned subsidiary of PVG, is entitled to distributions on its general partner interest in PVR, and we and PVG are entitled to distributions on our limited partner interests in PVR. In general, PVR pays quarterly cash distributions in the following manner:

•

first, 98% to the common unitholders, pro rata, and 2% to the PVR General Partner, until PVR distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98% to the common unitholders, pro rata, and 2% to the PVR General Partner, until PVR distributes for each outstanding common unit an amount equal to any arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarters; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

The minimum quarterly distribution is $0.25.

Incentive Distribution Rights.    The PVR General Partner is also entitled to distributions payable with respect to incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

If for any quarter:

•	PVR has distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	PVR has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, PVR will distribute any additional available cash from operating surplus for that quarter among the unitholders and the PVR General Partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the PVR General Partner, until each unitholder has received a total of $0.275 per unit for that quarter;

•	second, 85% to all unitholders, and 15% to the PVR General Partner, until each unitholder has received a total of $0.325 per unit for that quarter;

•	third, 75% to all unitholders, and 25% to the PVR General Partner, until each unitholder has received a total of $0.375 per unit for that quarter; and

•	thereafter, 50% to all unitholders and 50% to the PVR General Partner.

In 2007, PVG received total distributions, including incentive distributions, of $45.6 million from PVR, and we received total distributions of $0.4 million from PVR.

Shared Management and Administrative Services.    In 2007, we provided administrative services to PVR and PVG and shared management and administrative personnel with PVR and PVG. These personnel operated our business and PVR’s and PVG’s businesses. As a result, certain of our NEOs as well as other Company personnel allocated the time they spent on our behalf and on behalf of PVR and PVG. Based on those allocations, PVR and PVG reimbursed us for a proportionate share of compensation and benefit expenses of employees and officers as well as other administrative and overhead expenses incurred by PVR and PVG in connection with services rendered to PVR and PVG. In 2007, aggregate reimbursements by PVR totaled approximately $4.2 million and aggregate reimbursements by PVG totaled approximately $0.4 million.

Units Purchase Agreement.    In connection with PVG’s initial public offering in December 2006, or the “PVG IPO,” PVR entered into a Units Purchase Agreement with PVG. Pursuant to the Units Purchase Agreement, PVR sold an aggregate of 416,444 common units and 4,045,311 Class B units to PVG in three separate sales in December 2006 and January 2007. The total purchase price paid to PVR by PVG for the common and Class B units was $113.6 million.

Roaring Fork Royalty Interest Sale.    In October 2007, Penn Virginia Oil & Gas Corporation, a wholly-owned subsidiary of us, sold to PVR oil and gas royalty interests associated with leases of property in eastern Kentucky and southwestern Virginia and with estimated proved reserves of 8.7 Bcfe at January 1, 2007. The sale price was $31.0 million in cash, and the proceeds of the sale were used to repay borrowings under our revolving credit facility.

Gas Gathering and Processing Agreement.    Penn Virginia Oil & Gas, L.P., or “PVOG LP,” a wholly-owned subsidiary of us, and PVR East Texas Gas Processing LLC, or “PVR East Texas,” a wholly-owned subsidiary of PVR, are parties to a Gas Gathering and Processing Agreement effective April 1, 2007. Pursuant to the Gas Gathering and Processing Agreement, PVOG LP and PVR East Texas have agreed that PVR East Texas will gather and process all of PVOG LP’s current and future gas production in certain areas of the Bethany Field in east Texas and redeliver the natural gas liquids to PVOG LP for a $0.30/MMbtu service fee (with an annual CPI adjustment). The Gas Gathering and Processing Agreement has a primary term of 15 years and automatically renews for additional one year terms until terminated by either party. PVR East Texas will begin gathering and processing PVOG LP’s gas upon completion of its new gas processing plant, which is expected to begin operations by April 2008.

Oil and Gas Marketing Agreement.    PVOG LP and Connect Energy Services, LLC, or Connect Energy, a wholly-owned subsidiary of PVR, are parties to a Master Services Agreement effective September 1, 2006. Pursuant to the Master Services Agreement, PVOG LP and Connect have agreed that Connect will market all of PVOG LP’s oil and gas production in Arkansas, Louisiana, Oklahoma and Texas for a fee equal to 1% of the net sales price (subject to specified limitations) received by PVOG LP for such production. The Master Services

Agreement has a primary term of five years and automatically renews for additional one year terms until terminated by either party. In 2007, PVOG LP paid Connect Energy $2.2 million in fees pursuant to the Master Services Agreement.

Omnibus Agreement.    We, the PVR General Partner, PVR and Penn Virginia Operating Co., LLC, a wholly owned subsidiary of PVR, are parties to an Omnibus Agreement that governs potential competition among us. The Omnibus Agreement was entered into in connection with PVR’s initial public offering in October 2001. Upon completion of the PVG IPO, PVG became subject to the Omnibus Agreement as an affiliate of us. For purposes of the Omnibus Agreement, any restrictions that apply to us also apply to PVG.

Under the Omnibus Agreement, we and our affiliates are not permitted to engage in the businesses of: (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves or (iii) growing, harvesting or selling timber, unless we or they first offer PVR the opportunity to acquire these businesses or assets and the board of directors of the PVR General Partner, with the concurrence of its Conflicts Committee, elects to cause PVR not to pursue such opportunity or acquisition. In addition, we and our affiliates will be able to purchase any business which includes the purchase of coal reserves, timber or infrastructure relating to the production or transportation of coal if the majority value of such business is not derived from owning, mining, processing, marketing or transporting coal or growing, harvesting or selling timber. If we or our affiliates make any such acquisition, we or they must offer PVR the opportunity to purchase the coal reserves, timber or related infrastructure following the acquisition and the PVR General Partner’s Conflicts Committee will determine whether PVR should pursue the opportunity. The restriction will terminate upon a change in control of us or the PVR General Partner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

The Audit Committee has not yet considered whether to retain KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2007, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement is subject to alternative dispute resolution procedures, an exclusion of the right to collect punitive damages and various other provisions. The following table shows fees for professional audit services rendered by KPMG for the audits of our, PVR’s and PVG’s consolidated financial statements for 2007 and 2006, the audits of our and PVR’s ICFR for 2007 and 2006 and the audit of PVG’s ICFR for 2007 and fees for other services rendered by KPMG:

	2007	2006
Penn Virginia Corporation
Audit Fees (1)	$1,485,900	$724,800
Audit-Related Fees (2)	5,000	5,000
Tax Fees	—	—
All Other Fees (3)	1,500	1,500
Penn Virginia GP Holdings, L.P.
Audit Fees (4)	132,900	510,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Penn Virginia Resource Partners, L.P.
Audit Fees (5)	766,800	696,100
Audit-Related Fees (6)	5,000	5,000
Tax Fees (7)	13,600	5,300
All Other Fees	—	—

Total Fees	$2,410,700	$1,947,800

(1)	Audit fees for us consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees for us consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.
(3)	Other fees for us consist of a subscription to an online accounting research service.
(4)	Audit fees for PVG consist of fees for the audit of the PVG’s consolidated financial statements, the audit of PVG’s ICFR, the audits performed in connection with the PVG IPO, consents for registration statements and comfort letters. Also included in audit fees are reimbursements of travel-related expenses.
(5)	Audit fees for PVR consist of fees for the audit of the PVR’s financial statements, the audit of PVR’s ICFR, consents for registration statements and comfort letters. Also included in audit fees are reimbursements of travel-related expenses.
(6)	Audit-related fees for PVR consist of fees pertaining to debt compliance letters issued by KPMG for PVR’s senior unsecured notes.
(7)	Tax fees for PVR consist of fees for reviews of state tax returns for certain subsidiaries of PVR.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accountants are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for the Company by KPMG in 2007 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, the Company is required to provide certain information about the Company’s independent registered public accountants and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for fiscal year 2007. First, the Audit Committee discussed with KPMG, the Company’s independent registered public accountants for fiscal year 2007, those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Second, the Audit Committee discussed with KPMG its independence and received from KPMG a letter concerning independence as required under applicable independence standards for auditors of public companies by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Company’s management and KPMG the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007. Through its discussions with KPMG and management, including discussions with KPMG regarding the scope and results of the audit and KPMG’s independence, discussions with KPMG and management regarding the financial statements and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2007 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)

Edward B. Cloues, II

Steven W. Krablin

Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2009 Annual Meeting of Shareholders must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 8, 2008.

Our Bylaws require that to have a proposal voted upon at the 2009 Annual Meeting of Shareholders, including a proposal relating to nominations for and elections of directors for consideration by the Nominating and Governance Committee, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 6, 2009 or earlier than November 8, 2008, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. Recommendations must be received by February 6, 2009 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be considered by the Nominating and Governance Committee for nomination for election as a member of the Board at such meeting of shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Corporate Secretary.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2007 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2007 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Three

Radnor Corporate Center, Suite 300, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2007 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of Proxy materials for the Shareholder Meeting to be held on May 7, 2008.

This Proxy Statement, the proxy card and our 2007 Annual Report are available at http://www.pennvirginia.com/2008annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

April 7, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 7, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

¯	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Edward B. Cloues, II O A. James Dearlove O Robert Garrett
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Keith D. Horton O Steven W. Krablin O Marsha R. Perelman O William H. Shea, Jr. O Philippe van Marcke de Lummen O Gary K. Wright
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 7, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯	Please detach along perforated line and mail in the envelope provided.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Edward B. Cloues, II O A. James Dearlove O Robert Garrett O Keith D. Horton O Steven W. Krablin O Marsha R. Perelman O William H. Shea, Jr. O Philippe van Marcke de Lummen O Gary K. Wright
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 300, 100 Matsonford Road

Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints A. James Dearlove and Frank A. Pici as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 12, 2008, at the Annual Meeting of Shareholders to be held on May 7, 2008, or at any adjournment thereof.

(To be Completed and Signed on Reverse Side.)